Exhibit 4.2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

Dated as of June 15, 2015

Supplementing that Certain

INDENTURE

Dated as of June 15, 2015

Among

FORTUNE BRANDS HOME & SECURITY, INC.

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

Trustee

and

CITIBANK, N.A.,

Securities Agent

3.000% SENIOR NOTES DUE 2020

4.000% SENIOR NOTES DUE 2025

-i-

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture, dated as of June 15, 2015 (this “First Supplemental Indenture”), among FORTUNE BRANDS HOME & SECURITY, INC., a Delaware corporation (hereinafter called the “Company”), having its principal office at 520 Lake Cook Road, Deerfield, IL 60015, WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association (hereinafter called the “Trustee”) having a corporate trust office at Rodney Square North, 1100 N. Market Street Wilmington, DE 19890 and CITIBANK, N.A., a national banking association (hereinafter called the “Securities Agent”) having a corporate trust office at 388 Greenwich Street, 14th Floor, New York, NY 10013, supplements that certain Indenture, dated as of June 15, 2015, among the Company, the Trustee and the Securities Agent (the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company has duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of its unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series as provided for in the Indenture;

WHEREAS, the Indenture provides that the Securities shall be in the form as may be established by or pursuant to a Board Resolution and set forth in an Officers’ Certificate or as may be established in one or more supplemental indentures thereto, in each case with such appropriate insertions, omissions, substitutions, and other variations as are required or permitted by the Indenture; and

WHEREAS, the Company has determined to issue and deliver, and the Securities Agent shall authenticate, (i) a series of Securities designated as the Company’s “3.000% Senior Notes due 2020” (hereinafter called the “2020 Notes”) and (ii) a series of Securities designated as the Company’s “4.000% Senior Notes due 2025” (hereinafter called the “2025 Notes” and together with the 2020 Notes, the “Notes”) pursuant to the terms of this First Supplemental Indenture and substantially in the form as herein set forth, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and this First Supplemental Indenture.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises stated herein and the purchase of the Notes by the Holders thereof, the parties hereto hereby enter into this First Supplemental Indenture, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1. Certain Terms Defined in the Indenture.

For purposes of this First Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as amended and supplemented hereby.

SECTION 1.2. Definitions.

For the benefit of the Holders of each series of the Notes, Section 1.01 of the Indenture shall be amended by adding or substituting, as applicable, the following new definitions:

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value discounted at the rate of interest implicit in the terms of the lease (as determined in good faith by the Company) of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the Company’s option, be extended).

“Below Investment Grade Rating Event” means the rating on either series of the Notes is lowered and either such series of Notes is rated below an Investment Grade Rating by each of the three Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of such series of Notes is under publicly announced consideration for possible downgrade below investment grade by any of the Rating Agencies); provided, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee and the Securities Agent in writing at the request of the Company that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Business Day” means any day, other than a Saturday or Sunday, that is not a legal holiday, or a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with generally accepted accounting principles in the United States of America.

“Change of Control” means the occurrence of any of the following:

(1) the Company sells, assigns, transfers, leases or otherwise conveys (other than by way of merger or consolidation) all or substantially all of its properties and assets to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act, as amended (the “Exchange Act”)) other than the Company or one of its Subsidiaries;

(2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person (including any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company;

(3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company (or any other Voting Stock into which the Voting Stock of the Company is reclassified, consolidated, exchanged or changed) is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company (or any other Voting Stock into which the Voting Stock of the Company is reclassified, consolidated, exchanged or changed) outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(4) the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a wholly owned subsidiary of a holding company that has agreed to be bound by the terms of each series of Notes and (ii) the holders of the Voting Stock of such holding company immediately following that transaction are the holders of at least a majority of the Voting Stock of the Company immediately prior to that transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the series of Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Consolidated Net Tangible Assets” means the excess over current liabilities of all assets as determined by the Company and set forth in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with generally accepted accounting principles as of a date within 90 days of the date of such determination, after deducting goodwill, trademarks, patents, other like intangibles and the minority interest of others.

“Fitch” means Fitch, Inc.

“Funded Debt” means debt for borrowed money which by its terms matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date or which is classified, in accordance with generally accepted accounting principles, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the person for which the determination is being made. Funded Debt does not include (1) obligations created pursuant to leases, (2) any debt or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such debt shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, (3) any debt for which money in the amount necessary for the payment or redemption of such debt is deposited in trust either at or before the maturity date thereof, (4) endorsements of negotiable instruments for collection, deposit or negotiation, or (5) guarantees by the Company or a Restricted Subsidiary arising in connection with the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other paper arising, in the ordinary course of business, out of installment or conditional sales to or by, or transactions involving title retention with, distributors, dealers or other customers, of merchandise, equipment or services. The Company or a Restricted Subsidiary shall be deemed to have assumed any Funded Debt secured by any mortgage upon any of its property or assets whether or not it has actually done so.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of bankers’ acceptances;

(4) representing Capital Lease Obligations; or

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P and Fitch, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company.

“Lien” means, with respect to Principal Property, any mortgage or deed of trust, pledge, hypothecation, security interest, lien, encumbrance or other security arrangement of any kind or nature on or with respect to such property or assets.

“Moody’s” means Moody’s Investors Service, Inc.

“Permitted Liens” means:

(1) Liens (other than Liens created or imposed under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), for taxes, assessments or governmental charges or levies not yet subject to penalties for non timely payment or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with generally accepted accounting principles have been established (and as to which the property or assets subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(2) statutory Liens of landlords and Liens of mechanics, materialmen, warehousemen, carriers and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that any such Liens which are material secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with generally accepted accounting principles have been established (and as to which the property or assets subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(3) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by us and our subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, laws or regulations, or to secure the performance of tenders, statutory obligations, bids, leases, trade or government contracts, surety, indemnification, appeal, performance and return-of-money bonds, letters of credit, bankers acceptances and other similar obligations (exclusive of obligations for the payment of borrowed money), or as security for customs or import duties and related amounts;

(4) Liens in connection with attachments or judgments (including judgment or appeal bonds), provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

(5) Liens securing Indebtedness (including capital leases) incurred to finance the purchase price or cost of construction of property or assets (or additions, repairs, alterations or improvements thereto), provided that such Liens and the Indebtedness secured thereby are incurred within twelve months of the later of acquisition or completion of construction (or addition, repair, alteration or improvement) and full operation thereof;

(6) Liens securing industrial revenue bonds, pollution control bonds or similar types of tax-exempt bonds;

(7) Liens arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or exercise of any privilege, franchise or license;

(8) encumbrances, covenants, conditions, restrictions, easements, reservations and rights of way or zoning, building code or other restrictions, (including defects or irregularities in title and similar encumbrances) as to the use of real property, or Liens incidental to conduct of the business or to the ownership of our or our subsidiaries’ properties not securing Indebtedness that does not in the aggregate materially impair the use of said properties in the operation of our business, including our subsidiaries, taken as a whole;

(9) leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with our business, including our Subsidiaries, taken as a whole;

(10) Liens on property or assets at the time such property or assets are acquired by the Company or any of its Subsidiaries; provided that such Liens were in existence prior to the contemplation of such acquisition of property or assets acquired by the Company or any of its Subsidiaries;

(11) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any of its Subsidiaries; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Subsidiary;

(12) Liens on receivables from customers sold to third parties pursuant to credit arrangements in the ordinary course of business;

(13) Liens existing on the date of this First Supplemental Indenture or any extensions, amendments, renewals, refinancings, replacements or other modifications thereto; provided that (a) such extension, renewal or replacement Lien is limited to the same property that secured the original Lien (plus improvements and accessions to such property) and (b) the Indebtedness secured by the new Lien (other than any Indebtedness incurred from transaction costs) is not greater than the Indebtedness secured by the Lien that is extended, renewed or replaced;

(14) Liens on any property or assets created, assumed or otherwise brought into existence in contemplation of the sale, assignment, transfer, lease or other conveyance of the underlying property or assets, whether directly or indirectly, by way of share disposition, merger, consolidation or otherwise;

(15) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

(16) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(17) Liens arising from financing statement filings regarding operating leases;

(18) Liens in favor of customs and revenue authorities to secure custom duties in connection with the importation of goods;

(19) Liens securing the financing of insurance premiums payable on insurance policies; provided, that such Liens shall only encumber unearned premiums with respect to such insurance, interests in any state guarantee fund relating to such insurance and subject and subordinate to the rights and interests of any loss payee, loss payments which shall reduce such unearned premiums;

(20) Liens securing cash management obligations (that do not constitute Indebtedness), or arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods and contractual rights of set-off relating to purchase orders and other similar arrangements, in each case in the ordinary course of business; and

(21) Liens on any property or assets of any Subsidiaries organized under the laws of a jurisdiction other than the United States or any state thereof securing Indebtedness of such Subsidiaries (but not Indebtedness of the Company).

“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

“Principal Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures (other than machinery or equipment) comprising a part thereof, owned or leased by the Company or any Restricted Subsidiary, used primarily for manufacturing and located in the United States, the gross book value on the books of the Company or such Restricted Subsidiary (without deduction of any depreciation reserve) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets, other than any such building, structure or other facility or any portion thereof or any such fixture (together with the land upon which it is erected and any such fixtures comprising a part thereof) (i) which is financed by industrial development bonds which are tax exempt pursuant to Section 103 of the Internal Revenue Code of 1986, as amended (or which receive similar tax treatment under any subsequent amendments thereto or successor laws thereof), or (ii) which, in the opinion of the Board of Directors, is not of material importance to the total business conducted by the Company and its Subsidiaries taken as a whole.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Rating Agencies” means (i) each of Fitch, Moody’s and S&P; and (ii) if Fitch, Moody’s or S&P ceases to rate either series of Notes or fails to make a rating of either series of Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or any of them, as the case may be.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and at least two other primary U.S. Government securities dealers in New York City (a “Primary Treasury Dealer”) selected by the Company; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Restricted Subsidiary” means any Subsidiary other than (i) each Subsidiary organized and existing under laws other than the laws of the United States or a state thereof, (ii) each Subsidiary substantially all of the physical properties of which are located, or substantially all of the business of which is carried on, outside of the United States, (iii) each Subsidiary the primary business of which consists of finance, banking, credit, leasing, insurance, financial services, or similar operations or any combination thereof, (iv) each Subsidiary the primary business of which consists of the ownership, construction, management, operation, sale or leasing of real property or improvements thereon, or similar operations or any combination thereof, (v) each Subsidiary the primary business of which consists of the exploration for, or the extraction, production, transporting, or marketing of, petroleum or gas or other extracted substances, or similar operations or any combination thereof, (vi) each Subsidiary the primary business of which consists of the ownership or operation of one or more transportation businesses or facilities or equipment related thereto or similar operations or any combination thereof, (vii) each Subsidiary the primary business of which consists of obtaining funds with which to make investments outside of the United States, (viii) each Subsidiary substantially all of the assets of which consist of the ownership directly or indirectly of the capital stock of one or more Subsidiaries covered by the preceding clauses (i) through (vii), (ix) each Subsidiary which the Company or any Subsidiary is, by the terms of the final order of any court of competent jurisdiction from which no further appeal may be taken, required to dispose of and which shall by Board Resolution be determined not to be a Restricted Subsidiary, effective as of the date specified in such resolution and (x) any corporation a majority of the voting shares of which shall at the time be owned directly or indirectly by one or more corporations specified in the preceding clauses (i) through (ix); provided, however, that the Board of Directors may by Board Resolution declare any such Subsidiary to be a Restricted Subsidiary, effective as of the date such resolution is adopted.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” has the meaning specified in Section 2.6.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

ARTICLE II.

FORM AND TERMS OF THE NOTES

SECTION 2.1. Form and Dating.

The 2020 Notes and the Securities Agent’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The 2025 Notes and the Securities Agent’s certificate of authentication shall be substantially in the form of Exhibit B attached hereto. The Notes shall be executed on behalf of the Company by two of the officers of the Company specified in Section 3.03 of the Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication.

The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture as supplemented by this First Supplemental Indenture; and the Company, the Trustee and the Securities Agent, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby; provided that, to the extent of any inconsistency between the terms and provisions in the Indenture, as supplemented by this First Supplemental Indenture, and those contained in the Notes, the Indenture, as supplemented by this First Supplemental Indenture, shall govern.

(a) Global Notes. The Notes designated herein shall be issued initially in the form of one or more fully-registered permanent global Securities, which shall be held by the Securities Agent as custodian for The Depository Trust Company, New York, New York (the “Depositary”), and registered in the name of Cede & Co., the Depositary’s nominee, duly executed by the Company, authenticated by the Securities Agent. The aggregate principal amount of each series of outstanding Notes may from time to time be increased or decreased by adjustments made on the records of the Securities Agent and the Depositary or its nominee as hereinafter provided.

Unless and until the Global Notes are exchanged in whole or in part for the individual Notes represented thereby pursuant to Section 3.05 of the Indenture, such Global Notes may not be transferred except as a whole by the Depositary to its nominee or by its nominee to the Depositary or another nominee of the Depositary or by the Depositary or any of its nominees to a successor depositary or any nominee of such successor depositary. Upon the occurrence of the events specified in Section 3.05 of the Indenture in relation thereto for any series of Notes, the Company shall execute, and the Securities Agent shall, upon receipt of a Company Order for authentication, authenticate and deliver, Notes for such series in definitive form in an aggregate principal amount equal to the principal amount of the Global Notes in exchange for such Global Note.

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to the Global Notes deposited with or on behalf of the Depositary.

The Company shall execute and the Securities Agent shall, in accordance with this Section 2.1(b), authenticate and deliver the Global Notes that shall be registered in the name of the Depositary or the nominee of the Depositary and shall be held by the Securities Agent as custodian for the Depositary.

Participants of the Depositary shall have no rights either under the Indenture or with respect to any Global Notes. The Depositary shall be treated by the Company, the Securities Agent, the Trustee and any agent of the Company, the Securities Agent or the Trustee as the absolute owner of such Global Note for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Securities Agent or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its participants, the operation of customary practices of such Depositary governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

(c) Definitive Notes. Definitive Notes issued in physical, certificated form, registered in the name of the beneficial owner thereof, shall be substantially in the forms of Exhibit A and Exhibit B attached hereto, but without including the text referred to therein as applying only to Global Notes. Except as provided above in subsection (a), owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of certificated Notes.

(d) Transfer and Exchange of the Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the Indenture and the procedures of the Depositary therefor. Beneficial interests in the Global Notes may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the Global Notes.

(e) Paying Agent. The Company appoints the Securities Agent as the initial agent of the Company for the payment of the principal of (and premium, if any) and interest on and any Additional Amounts with respect to the Notes, and the applicable Corporate Trust Office of the Securities Agent, be and hereby is, designated as the office or agency where the Notes may be presented for payment and where notices to or demands upon the Company in respect of the Notes and this First Supplemental Indenture and the Indenture pursuant to which the Notes are to be issued may be made.

SECTION 2.2. Certain Terms of the Notes.

The following terms relating to the Notes are hereby established:

(a) Title. The 2020 Notes shall constitute a series of Securities having the title “3.000% Senior Notes due 2020.” The 2025 Notes shall constitute a series of Securities having the title “4.000% Senior Notes due 2025.”

(b) Principal Amount. The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.04, 3.05, 3.06 or 11.07 of the Indenture) shall be (i) in the case of the 2020 Notes, FOUR HUNDRED MILLION DOLLARS ($400,000,000) and (ii) in the case of the 2025 Notes, FIVE HUNDRED MILLION DOLLARS ($500,000,000). The Company may, from time to time, without notice to, or the consent of, the Holders of the Notes, issue and sell additional Securities (“Additional Securities”) ranking equally and ratably with the relevant series of Notes in all respects (other than the issue date, and to the extent applicable, issue price, initial date of interest accrual and initial interest payment date of such Additional

Securities), provided that such Additional Securities are fungible with the previously issued series of Notes for U.S. federal income tax purposes. Any such Additional Securities shall be consolidated and form a single series with the relevant Notes for such series for all purposes under the Indenture, including voting.

(c) Maturity Date. The entire outstanding principal of the 2020 Notes shall be payable on June 15, 2020. The entire outstanding principal of the 2025 Notes shall be payable on June 15, 2025.

(d) Interest Rate. The rate at which the 2020 Notes shall bear interest shall be 3.000% per annum, and the rate at which the 2025 Notes shall bear interest shall be 4.000% per annum, in each case computed on the basis of a 360-day year comprised of twelve 30-day months; the date from which interest shall accrue on the Notes shall be June 15, 2015, or the most recent Interest Payment Date to which interest has been paid or duly provided for; the Interest Payment Dates for the Notes shall be the 15th day of June and December of each year, commencing on December 15, 2015; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid, in immediately available funds, to the Persons in whose names the Notes (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the 1st day of June and December (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not punctually paid or duly provided for shall forthwith cease to be payable to the respective Holders on such Regular Record Date, and such defaulted interest may be paid to the Persons in whose names the Notes (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Securities Agent, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. Payment of principal of, and premium, if any, and interest on, the Notes will be made at the applicable Corporate Trust Office of the Securities Agent or such other office or agency of the Company as may be designated for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that each installment of interest, premium, if any, and principal on, the Notes may at the Company’s option be paid in immediately available funds by check mailed to the Person entitled thereto at its address on the Security Register or by wire transfer to an account maintained by the payee located in the United States.

(e) Currency. The currency of denomination of the Notes is United States dollars. Payment of principal of and interest and premium, if any, on, the Notes will be made in United States dollars.

SECTION 2.3. Optional Redemption.

(a) Applicability of Article Eleven. The provisions of Article Eleven of the Indenture shall apply to the Notes, as supplemented by Sections 2.3(a) and (b) and Section 2.4 below.

(b) Redemption Price. Prior to May 15, 2020 in the case of the 2020 Notes, and prior to March 15, 2025 in the case of the 2025 Notes, the Notes of either such series shall be redeemable for cash, in whole, at any time, or in part, from time to time, at the Company’s option upon not less than 30 nor more than 60 days’ notice at a Redemption Price, plus accrued and unpaid interest to, but not including, the Redemption Date (subject to the rights of holders of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date occurring on or prior to the Redemption Date), equal to the greater of:

•	100% of the principal amount of the Notes being redeemed, or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (not including any portion of any payments of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate as determined by the Quotation Agent, plus 20 basis points in the case of the 2020 Notes and 30 basis points in the case of the 2025 Notes.

On and after May 15, 2020 in the case of the 2020 Notes, and on and after March 15, 2025 in the case of the 2025 Notes, the Notes of such series will be redeemable, in whole at any time or in part from time to time, at the Company’s option upon not less than 30 nor more than 60 days’ notice at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but not including, the Redemption Date (subject to the rights of holders of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date occurring on or prior to the Redemption Date).

In addition, the Company may at any time purchase Notes of either series by tender, in the open market or by private agreement, subject to applicable law.

(c) Interest Payable. On and after any Redemption Date for the Notes, interest will cease to accrue on the Notes or any portion thereof called for redemption, unless the Company defaults in the payment of the Redemption Price.

SECTION 2.4. Change of Control.

(a) Upon the occurrence of a Change of Control Repurchase Event, unless the Company has exercised its right to redeem the Notes pursuant to Section 2.3, the Company shall make an offer (a “Change of Control Offer”) to each Holder to repurchase, in cash, all or any part (in integral multiples of $1,000) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, on the Notes repurchased, to, but not including the date of repurchase, subject to the rights of holders of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date (the “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall, by first class mail (or use such electronic means as are acceptable to the applicable Depositary for any Notes), send a notice to Holders of the Notes (with a copy to the Trustee and the Securities Agent) describing the transaction or transactions that constitute the Change of Control Repurchase Event, stating:

(1)	that the Change of Control Offer is being made pursuant to this Section 2.4 and that all Notes tendered will be accepted for payment;

(2)	the repurchase price and the repurchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)	that any Note not tendered will continue to accrue interest;

(4)	that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

(5)	that Holders electing to have any Notes repurchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Repurchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice or transfer such Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)	that Holders will be entitled to withdraw their election if the Paying Agent receives, no later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes delivered for repurchase, and a statement that such Holder is withdrawing his election to have the Notes repurchased;

(7)	that Holders whose Notes are being repurchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple thereof; and

(8)	if such notice is mailed prior to the consummation of the Change of Control, that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(b) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 2.4, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 2.4 by virtue of such compliance.

(c) On the Change of Control Payment Date, the Company will, to the extent lawful,

(1)	accept for payment all Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes accepted for payment; and

(3)	deliver or cause to be delivered to the Securities Agent the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased by the Company.

(d) The Paying Agent will promptly mail to each Holder of Notes accepted for payment the Change of Control Payment for such Notes deposited pursuant to (c)(2) above, and the Securities Agent will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or any integral multiple of $1,000 in excess of $2,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. Except as described above with respect to a Change of Control, this First Supplemental Indenture does not contain provisions that permit Holders of the Notes to require the Company to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

(e) Notwithstanding anything to the contrary in this Section 2.4, the Company shall not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 2.4 and repurchases all Notes validly tendered and not withdrawn under the Change of Control Offer; or (2) notice of redemption has been given pursuant to Section 11.04 of the Indenture, unless and until there is a default in the payment of the applicable Redemption Price.

(f) Except as set forth in Section 2.4(a), the Company has no obligation to redeem, repay, prepay or purchase Notes pursuant to any sinking fund or analogous provisions or at the option of any Holder of Notes.

SECTION 2.5. Limitations on Liens. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, issue, assume or guarantee any debt for borrowed money of the Company or any of its Restricted Subsidiaries secured by a Lien (other than Permitted Liens) upon any Principal Property or on any capital stock of any Restricted Subsidiary (in each case, whether owned on the date of this First Supplemental Indenture or thereafter acquired), without making effective provision to secure all of the Outstanding Notes, equally and ratably with any and all other debt for borrowed money thereby secured, so long as any of such debt shall be so secured, unless the aggregate principal amount of all outstanding debt for borrowed money of the Company and its Restricted Subsidiaries that is secured by Liens (other than Permitted Liens) on any Principal Property or upon the capital stock of any Restricted Subsidiary (in each case, whether owned on the date of this First Supplemental Indenture or thereafter acquired) plus the amount of all outstanding Attributable Debt incurred in respect of Sale and Leaseback Transactions involving any Principal Properties would not exceed 15% of Consolidated Net Tangible Assets calculated as of the date of the creation or incurrence of the Lien.

SECTION 2.6. Limitation on Sale and Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary of the Company to, enter into any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of the Company of any property or assets that have been or are to be sold or transferred by the Company or such Restricted Subsidiary of the Company to such Person, with the intention of taking back a lease of such property or assets (a “Sale and Leaseback Transaction”) unless either:

(a) within 12 months after the receipt of the proceeds of the sale or transfer, the Company or any Restricted Subsidiary of the Company applies an amount equal to the greater of the net proceeds of the sale or transfer or the fair value (as determined in good faith by the Company’s Board of Directors) of such property or assets at the time of such sale or transfer to the prepayment or retirement (other than any mandatory prepayment or retirement) of Funded Debt which ranks equally with or senior to the Notes; or

(b) the Company or such Restricted Subsidiary of the Company would be entitled, at the effective date of the sale or transfer, to incur debt for borrowed money secured by a Lien on such property or assets in an amount at least equal to the Attributable Debt in respect of the Sale and Leaseback Transaction, without equally and ratably securing the Notes pursuant to Section 2.5.

The foregoing restriction in the paragraph above shall not apply to any Sale and Leaseback Transaction (i) for a term of not more than three years including renewals; (ii) between the Company and a Restricted Subsidiary of the Company or between Restricted Subsidiaries of the Company, provided that the lessor is the Company or a wholly owned Restricted Subsidiary of the Company; or (iii) entered into within 120 days after the later of the acquisition or completion of construction of the subject property or assets.

SECTION 2.7. Defeasance. Section 4.03 (including subparagraph (4) thereof and clause (B), but not clause (A), of such subparagraph) and Section 10.06 (including subparagraph (5) thereof) of the Indenture will apply to the Notes.

ARTICLE III.

MISCELLANEOUS

SECTION 3.1. Relationship with Indenture.

The terms and provisions contained in the Indenture will constitute, and are hereby expressly made, a part of this First Supplemental Indenture. However, to the extent any provision of the Indenture conflicts with the express provisions of this First Supplemental Indenture, the provisions of this First Supplemental Indenture will govern and be controlling.

SECTION 3.2. Trust Indenture Act Controls.

If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this First Supplemental Indenture by the Trust Indenture Act, the required provision shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this First Supplemental Indenture as so modified or to be excluded, as the case may be.

SECTION 3.3. Governing Law.

This First Supplemental Indenture, the Notes and the Guarantee shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401.

SECTION 3.4. Multiple Counterparts.

The parties may sign multiple counterparts of this First Supplemental Indenture. Each signed counterpart shall be deemed an original regardless of whether delivered in physical or electronic form, but all of them together represent one and the same First Supplemental Indenture.

SECTION 3.5. Severability.

Each provision of this First Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this First Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

SECTION 3.6. Ratification.

The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed. The Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Indenture unless not permitted by law. The parties hereto accept the trusts created by the Indenture, as supplemented by this First Supplemental Indenture, and agree to perform the same upon the terms and conditions of the Indenture, as supplemented by this First Supplemental Indenture.

SECTION 3.7. Headings.

The Section headings in this First Supplemental Indenture are for convenience only and shall not affect the construction thereof.

SECTION 3.8. Effectiveness.

The provisions of this First Supplemental Indenture shall become effective as of the date hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

FORTUNE BRANDS HOME & SECURITY, INC.

By:	/s/ E. Lee Wyatt, Jr.
	Name:	E. Lee Wyatt, Jr.
	Title:	Senior Vice President and Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

By:	/s/ Joshua C. Jones
	Name:	Joshua C. Jones
	Title:	Assistant Vice President

CITIBANK, N.A., not in its individual capacity but solely as Securities Agent

By:	/s/ Karen Schluter
	Name:	Karen Schluter
	Title:	Vice President

EXHIBIT A

FORM OF 3.000% SENIOR NOTE DUE 2020

Exh. A-1

[FACE OF NOTE]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”) OR A NOMINEE OF THE DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE MADE EXCEPT IN LIMITED CIRCUMSTANCES.

UNLESS THIS GLOBAL SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY (AS DEFINED HEREIN) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT THEREON IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED	REGISTERED

Number	U.S.$400,000,000
R-1

FORTUNE BRANDS HOME & SECURITY, INC.

3.000% Senior Notes due 2020

CUSIP 34964C AB2

FORTUNE BRANDS HOME & SECURITY, INC., a Delaware corporation (the “Company”), for value received, hereby promises to pay to CEDE & CO. or registered assigns, the principal sum of FOUR HUNDRED MILLION DOLLARS on June 15, 2020, and to pay interest, semiannually in arrears in cash on June 15 and December 15 of each year (each, an “Interest Payment Date”) commencing December 15, 2015, on said principal sum at the rate of 3.000% per annum from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, next preceding the date of this Security to which interest has been paid, unless the date hereof is a date to which interest has been paid, in which case from the date of this Security, or unless no interest has been paid on the Securities, in which case from June 15, 2015, until payment of said principal sum has been made or duly provided for. Notwithstanding the foregoing, if the date hereof is after a June 1 or December 1, as the case may be, and before the following Interest Payment Date, this Security shall bear interest from such Interest Payment Date; provided, however, that if the Company shall default in the payment of interest due on such Interest Payment Date then this Security shall bear interest from the next preceding Interest Payment Date to which interest has been paid, or, if no interest has been paid on the Securities, from June 15, 2015. The interest so payable on any June 15 or December 15 will, subject to certain exceptions provided in the Indenture dated as of June 15, 2015 (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of June 15, 2015 (as so supplemented, the “Supplemental Indenture”, and as amended, modified or supplemented in accordance with the terms thereof by any other indenture supplemental thereto with respect to the Securities of this series, the “Indenture”), among the Company, Wilmington Trust, National Association, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture with respect to the Securities of this series), and Citibank, N.A., as securities agent (the “Securities Agent,” which term includes any successor securities agent under the Indenture with respect to the Securities of this series), be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the June 1 or December 1, as the case may be, next preceding such Interest Payment Date. The principal of (and premium, if any) and interest on this Security are payable at the office or agency of the Company in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided; however; that each installment of interest, premium, if any, and principal on this Security may be paid, at the option of the Company, by check mailed to the Person entitled thereto at its address on the Security Register or by wire transfer to an account maintained by the Persons entitled thereto located in the United States. Any interest not punctually paid or duly provided for shall be payable as provided in said Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: June 15, 2015

FORTUNE BRANDS HOME & SECURITY, INC.

By:
	Name:	E. Lee Wyatt, Jr.
	Title:	Senior Vice President and Chief Financial Officer

Attest:

By:
	Name:	Robert K. Biggart
	Title:	Senior Vice President, General Counsel and Secretary

SECURITIES AGENT’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

Dated: June 15, 2015

CITIBANK, N.A., not in its individual capacity but solely as Securities Agent

By:
Authorized Officer

[REVERSE OF NOTE]

FORTUNE BRANDS HOME & SECURITY, INC.

3.000% Senior Notes due June 15, 2020

This Security is one of a duly authorized issue of Securities of the Company designated as its 3.000% Senior Notes due 2020 (Securities of such series being hereinafter called the “Securities”), initially issued in an aggregate principal amount of $400,000,000 (but subject to additional issuances from time to time in accordance with the terms of the Indenture), issued and to be issued under the Indenture, to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee, the Securities Agent and the Holders of the Securities, and the terms upon which the Securities are, and are to be, authenticated and delivered. Capitalized terms which are used and not otherwise defined in this Security have the meanings given to those terms in the Indenture.

The Indenture imposes certain limitations on the ability of the Company and any Restricted Subsidiary to create, incur, issue, assume or guarantee any debt for borrowed money of the Company or any of its Restricted Subsidiaries secured by a Lien or engage in Sale and Leaseback Transactions, in each case, subject to exceptions as set forth in the Indenture. The Indenture also imposes certain limitations on the ability of the Company to consolidate with or merge into any other person or sell, assign, transfer, lease or otherwise convey all or substantially all of the properties and assets of the Company to any other person, subject to exceptions as set forth in the Indenture.

Except as otherwise provided in the Indenture, this Security will be issued in global form only and registered in the name of the Depositary or its nominee. This Security will not be issued in definitive form, except as otherwise provided in the Indenture, and ownership of this Security shall be maintained in book-entry form by the Depositary for the accounts of participating organizations of the Depositary.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin and currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, this Security may be registered for transfer on the Security Register of the Company, upon surrender of this Security for registration of transfer at the Corporate Trust Office of the Securities Agent in Jersey City, New Jersey, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company, the Securities Agent and the Security Registrar duly executed by, the registered Holder hereof or its attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Company may, from time to time, without notice to or the consent of the Holders of the Securities, increase the aggregate principal amount of the Securities which may be authenticated and delivered under the Indenture and issue such increased principal amount (or any portion thereof), in which case any additional Securities so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive principal and accrued and unpaid interest, as the Securities previously issued, and such additional Securities will form a single series with the Securities previously issued; provided that such additional Securities are fungible with the Securities previously issued for U.S. federal income tax purposes.

The Securities are issuable only as Registered Securities in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture, and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Registered Securities of different authorized denominations, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Company or the Securities Agent may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith subject to certain exceptions as set forth in the Indenture.

The Company, the Trustee, the Securities Agent and any agent of the Company, the Trustee or the Securities Agent may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor the Securities Agent nor any such agent shall be affected by notice to the contrary.

The Securities of this series are subject to redemption at the Company’s option as provided in the Indenture.

Upon the occurrence of a Change of Control Repurchase Event, unless the Company has exercised its right to redeem the Securities, the Indenture contains provisions for the Company to make an offer to each Holder to repurchase, in cash, all or any part (in integral multiples of $1,000) of each Holder’s Securities at a purchase price equal to 101% of the aggregate principal amount of the Securities to be repurchased plus accrued and unpaid interest, if any, on the Securities repurchased, to but not including the date of repurchase (subject to the rights of Holders of Securities on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date) as provided in, and subject to the terms of, the Indenture.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security and certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default, as defined in the Indenture, with respect to the Securities shall occur, the principal of all the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the

Holders of the Securities under the Indenture at any time by the Company with the consent of the Holders of a majority in aggregate principal amount of the then Outstanding Securities of this series and of each other series issued under the Indenture and affected by such amendment or modification. The Indenture also permits the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding, on behalf of the Holders of all the Securities, to waive certain past defaults under the Indenture with respect to the Securities and their consequences if all amounts due to the Trustee and the Securities Agent have been paid in full. Any such consent or waiver shall be conclusive and binding upon the Holder of this Security and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not a notation of such consent or waiver is made upon this Security.

No recourse shall be had for the payment of the principal of or the interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto with respect to the Securities of this series, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any successor Person, either directly or through the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

This Security is not subject to any sinking fund.

THIS SECURITY SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE.

Unless the certificate of authentication hereon has been executed by the Securities Agent by the manual signature of one of its authorized officers, this Security shall not be entitled to any benefit under said Indenture, or be valid or obligatory for any purpose.

EXHIBIT B

FORM OF 4.000% SENIOR NOTE DUE 2025

Exh. B-1

[FACE OF NOTE]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”) OR A NOMINEE OF THE DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE MADE EXCEPT IN LIMITED CIRCUMSTANCES.

UNLESS THIS GLOBAL SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY (AS DEFINED HEREIN) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT THEREON IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED	REGISTERED

Number	U.S.$500,000,000
R-1

FORTUNE BRANDS HOME & SECURITY, INC.

4.000% Senior Notes due 2025

CUSIP 34964C AA4

FORTUNE BRANDS HOME & SECURITY, INC., a Delaware corporation (the “Company”), for value received, hereby promises to pay to CEDE & CO. or registered assigns, the principal sum of FIVE HUNDRED MILLION DOLLARS on June 15, 2025, and to pay interest, semiannually in arrears in cash on June 15 and December 15 of each year (each, an “Interest Payment Date”) commencing December 15, 2015, on said principal sum at the rate of 4.000% per annum from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, next preceding the date of this Security to which interest has been paid, unless the date hereof is a date to which interest has been paid, in which case from the date of this Security, or unless no interest has been paid on the Securities, in which case from June 15, 2015, until payment of said principal sum has been made or duly provided for. Notwithstanding the foregoing, if the date hereof is after a June 1 or December 1, as the case may be, and before the following Interest Payment Date, this Security shall bear interest from such Interest Payment Date; provided, however, that if the Company shall default in the payment of interest due on such Interest Payment Date then this Security shall bear interest from the next preceding Interest Payment Date to which interest has been paid, or, if no interest has been paid on the Securities, from June 15, 2015. The interest so payable on any June 15 or December 15 will, subject to certain exceptions provided in the Indenture dated as of June 15, 2015 (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of June 15, 2015 (as so supplemented, the “Supplemental Indenture”, and as amended, modified or supplemented in accordance with the terms thereof by any other indenture supplemental thereto with respect to the Securities of this series, the “Indenture”), among the Company, Wilmington Trust, National Association, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture with respect to the Securities of this series), and Citibank, N.A., as securities agent (the “Securities Agent,” which term includes any successor securities agent under the Indenture with respect to the Securities of this series), be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the June 1 or December 1, as the case may be, next preceding such Interest Payment Date. The principal of (and premium, if any) and interest on this Security are payable at the office or agency of the Company in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided; however; that each installment of interest, premium, if any, and principal on this Security may be paid, at the option of the Company, by check mailed to the Person entitled thereto at its address on the Security Register or by wire transfer to an account maintained by the Persons entitled thereto located in the United States. Any interest not punctually paid or duly provided for shall be payable as provided in said Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

FORTUNE BRANDS HOME & SECURITY, INC.

By:
	Name:	E. Lee Wyatt, Jr.
	Title:	Senior Vice President and Chief Financial Officer

Attest:

By:
	Name:	Robert K. Biggart
	Title:	Senior Vice President, General Counsel and Secretary

SECURITIES AGENT’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

Dated:

CITIBANK, N.A., not in its individual capacity but solely as Securities Agent

By:
Authorized Officer

[REVERSE OF NOTE]

FORTUNE BRANDS HOME & SECURITY, INC.

4.000% Senior Notes due June 15, 2025

This Security is one of a duly authorized issue of Securities of the Company designated as its 4.000% Senior Notes due 2025 (Securities of such series being hereinafter called the “Securities”), initially issued in an aggregate principal amount of $500,000,000 (but subject to additional issuances from time to time in accordance with the terms of the Indenture), issued and to be issued under the Indenture, to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee, the Securities Agent and the Holders of the Securities, and the terms upon which the Securities are, and are to be, authenticated and delivered. Capitalized terms which are used and not otherwise defined in this Security have the meanings given to those terms in the Indenture.

The Indenture imposes certain limitations on the ability of the Company and any Restricted Subsidiary to create, incur, issue, assume or guarantee any debt for borrowed money of the Company or any of its Restricted Subsidiaries secured by a Lien or engage in Sale and Leaseback Transactions, in each case, subject to exceptions as set forth in the Indenture. The Indenture also imposes certain limitations on the ability of the Company to consolidate with or merge into any other person or sell, assign, transfer, lease or otherwise convey all or substantially all of the properties and assets of the Company to any other person, subject to exceptions as set forth in the Indenture.

Except as otherwise provided in the Indenture, this Security will be issued in global form only and registered in the name of the Depositary or its nominee. This Security will not be issued in definitive form, except as otherwise provided in the Indenture, and ownership of this Security shall be maintained in book-entry form by the Depositary for the accounts of participating organizations of the Depositary.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin and currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, this Security may be registered for transfer on the Security Register of the Company, upon surrender of this Security for registration of transfer at the Corporate Trust Office of the Securities Agent in Jersey City, New Jersey, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company, the Securities Agent and the Security Registrar duly executed by, the registered Holder hereof or its attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Company may, from time to time, without notice to or the consent of the Holders of the Securities, increase the aggregate principal amount of the Securities which may be authenticated and delivered under the Indenture and issue such increased principal amount (or any portion thereof), in which case any additional Securities so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive principal and accrued and unpaid interest, as the Securities previously issued, and such additional Securities will form a single series with the Securities previously issued; provided that such additional Securities are fungible with the Securities previously issued for U.S. federal income tax purposes.

The Securities are issuable only as Registered Securities in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture, and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Registered Securities of different authorized denominations, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Company or the Securities Agent may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith subject to certain exceptions as set forth in the Indenture.

The Company, the Trustee, the Securities Agent and any agent of the Company, the Trustee or the Securities Agent may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor the Securities Agent nor any such agent shall be affected by notice to the contrary.

The Securities of this series are subject to redemption at the Company’s option as provided in the Indenture.

Upon the occurrence of a Change of Control Repurchase Event, unless the Company has exercised its right to redeem the Securities, the Indenture contains provisions for the Company to make an offer to each Holder to repurchase, in cash, all or any part (in integral multiples of $1,000) of each Holder’s Securities at a purchase price equal to 101% of the aggregate principal amount of the Securities to be repurchased plus accrued and unpaid interest, if any, on the Securities repurchased, to but not including the date of repurchase (subject to the rights of Holders of Securities on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date) as provided in, and subject to the terms of, the Indenture.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security and certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default, as defined in the Indenture, with respect to the Securities shall occur, the principal of all the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the

Holders of the Securities under the Indenture at any time by the Company with the consent of the Holders of a majority in aggregate principal amount of the then Outstanding Securities of this series and of each other series issued under the Indenture and affected by such amendment or modification. The Indenture also permits the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding, on behalf of the Holders of all the Securities, to waive certain past defaults under the Indenture with respect to the Securities and their consequences if all amounts due to the Trustee and the Securities Agent have been paid in full. Any such consent or waiver shall be conclusive and binding upon the Holder of this Security and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not a notation of such consent or waiver is made upon this Security.

No recourse shall be had for the payment of the principal of or the interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto with respect to the Securities of this series, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any successor Person, either directly or through the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

This Security is not subject to any sinking fund.

THIS SECURITY SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE.

Unless the certificate of authentication hereon has been executed by the Securities Agent by the manual signature of one of its authorized officers, this Security shall not be entitled to any benefit under said Indenture, or be valid or obligatory for any purpose.